November 12, 2019

Metalla Royalty & Streaming Ltd.
543 Granville Street, Suite 501
Vancouver, BC V6C 1X8

Ladies and Gentlemen:

Re:	Metalla Royalty & Streaming Ltd. — Registration Statement on Form S-8

We are Canadian counsel to Metalla Royalty & Streaming Ltd. (the “Company”). We are writing in reference to the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement (the “Registration Statement”) on Form S-8 under the United States Securities Act of 1933 (the “Act”). We understand that the purpose of the Registration Statement is to register up to a maximum of 5,408,932 common shares of the Company (the “Shares”) pursuant to the following:

(a)

the exercise of stock options (“Options”) granted or to be granted pursuant to the Company’s share compensation plan, (the “Plan”), such Plan having been approved by the board of directors of the Company (the “Board”) by way of consent resolutions dated September 24, 2019 (the “Consent Resolutions”) and by the shareholders of the Company (the “Shareholders”) at the Company’s annual general meeting of shareholders held on November 6, 2019 (the “AGM”); and

(b)	the vesting of restricted share units (“RSUs”) awarded or to be awarded pursuant to the Plan.

For the purposes of this opinion we have examined:

(a)

a certificate of an officer of the Company dated November 12, 2019, as to: (i) the approval of the Plan, including the issuance of the Shares pursuant to the provisions of the Plan, by the Board and attaching a copy of the Consent Resolutions; and (ii) the approval of the Plan by the Shareholders and attaching a copy of the minutes of the AGM at which such approvals were obtained; and

(b)	a copy of the Plan.

We have also examined and relied upon the corporate records of the Company maintained by us and have considered such matters of law as we believe necessary and relevant to enable us to give, and as the basis for, this opinion. We have, without making any independent investigation, assumed the completeness of such corporate records, the conformity to originals of telecopied, certified and photographically reproduced documents that we have examined and the proper authority of all signatories, other than those on behalf of the Company, and the authenticity of all signatures on documents that have been examined by us.

GOWLING WLG (CANADA) LLP 1 First Canadian Place, 100 King Street West, Suite 1600, Toronto, Ontario M5X 1G5 Canada	T +1 416 862 7525 F +1 416 862 7661 gowlingwlg.com	GOWLING WLG (CANADA) LLP 1 First Canadian Place, 100 King Street West, Suite 1600, Toronto, Ontario M5X 1G5 Canada T +1 416 862 7525 F +1 416 862 7661 gowlingwlg.com Gowling WLG (Canada) LLP is a member of Gowling WLG, an international law firm which consists of independent and autonomous entities providing services around the world. Our structure is explained in more detail at gowlingwlg.com/legal.

Our opinion below is expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The opinion hereinafter expressed is based on such laws in effect on the date hereof.

In reviewing such documents, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals or certified copies and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles and the authenticity of all originals of such documents.

As to various questions of fact relevant to the opinion expressed herein, including with regards to the current issued and outstanding Shares, Options, RSUs and other securities of the Company, we have relied upon, and assume the accuracy of the representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein. We also have assumed that any future changes to the terms and conditions of the Plan will be duly authorized by the Company and will comply with all applicable laws and that any Shares issued on the exercise of Options or vesting of RSUs, as the case may be, will be exercised or vested in accordance with the terms governing such Option or RSU, the Plan and the terms of the applicable grant.

Based upon and subject to the foregoing, we are of the opinion that the 5,408,932 Shares reserved by the Company for issuance upon:

1.

the exercise of Options granted pursuant to the Plan will, upon the due and valid exercise by the holder of each such Option in accordance with the terms of the applicable Option grant, the receipt by the Company of payment in full for each such Share to be issued and the issuance of such Shares in accordance with the terms governing such Option and the Plan, be validly issued as fully paid and non-assessable common shares of the Company; and

2.

the vesting of RSUs awarded pursuant to the Plan will, upon the award of RSUs in accordance with the terms of the Plan, the due and valid vesting of each such RSU in accordance the terms of the applicable RSU grant and the terms of the Plan and the issuance of such Shares in accordance with the terms governing such RSUs and the Plan, be validly issued as fully paid and non-assessable common shares of the Company.

Consent is hereby given to the use of our name in the Registration Statement, and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours very truly,

/s/ Gowling WLG (Canada) LLP
Gowling WLG (Canada) LLP